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                             OFFICER'S CERTIFICATE

The undersigned hereby certifies that she is the duly elected Chief Executive Officer and Co-President of Lifef/x, Inc. (the "Corporation"), a Nevada corporation, and that on July 6, 2000, at a special telephonic meeting of the Board of Directors of Lifef/x, Inc., the board of directors of the Corporation voted to increase the number of shares reserved for issuance pursuant to options granted under the Corporation's 1999 Long-Term Incentive Plan (the "Plan") to a total of 10,539,944 shares.

Attached is a true and correct copy of the portion of the Minutes of the July 6, 2000 meeting of the Board of Directors of the Corporation memorializing the increase in shares reserved for issuance under the Plan.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of July 18, 2000.


                                  /s/ Lucille S. Salhany
                                  -------------------------------------------
                                  Lucille S. Salhany, Chief Executive Officer
                                  Co-President and Director
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                                                                       Exhibit A

                                  Lifefx, Inc.

                           Board of Directors Meeting
                                     7/6/00

The next item of business was a discussion of an increase in the stock option pool. Ms. Salhany stated that the Company would need to have additional option shares available for issuance to new and existing employees. Ms. Salhany suggested that the option pool be increased to a number of shares equal to 20% of the fully diluted number of common shares, exclusive of the proposed increase in the option pool. After discussion, on a motion by Nancy Hawthorne and seconded by Richard Guttendorf, the Board unanimously agreed to increase the stock option pool to a total of 10,539,944 shares.